Exhibit (a)(1)(D)

Offer to Purchase

for Cash

All Outstanding Shares of

Common Stock

of

Eagle Supply Group, Inc.

at

$2.20 Net Per Share

by

Gulfco Acquisition, Inc.,

a wholly owned subsidiary of

Gulfside Supply, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 13, 2004, UNLESS THE OFFER IS EXTENDED.

August 16, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Gulfco Acquisition, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Gulfside Supply, Inc., a Florida corporation (“Gulfside”), has commenced an offer to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Eagle Supply Group, Inc., a Delaware corporation (the “Company”), at a purchase price of $2.20 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 16, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration date of the Offer a number of Shares that represents at least 80% of the then outstanding Shares on a fully diluted basis (as defined in the Offer to Purchase). See Section 14 of the Offer to Purchase for additional conditions to the Offer.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

1.	Offer to Purchase dated August 16, 2004;

2.	Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

3.	Notice of Guaranteed Delivery to be used to accept the Offer if share certificates are not immediately available or if such certificates and all other required documents cannot be delivered to SunTrust Bank (the “Depositary”), or if the procedures for book-entry transfer cannot be completed on a timely basis;

4.	A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	The letter to stockholders of the Company from Douglas P. Fields, Chairman and Chief Executive Officer of the Company, and James E. Helzer, President of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

6.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.	Return envelope addressed to the Depositary.

Acting upon the unanimous recommendation of a special committee, comprised solely of independent directors, the Board of Directors of the Company unanimously (i) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger, and approved the related Stock Option Agreement, the related Securities Purchase and Tender Agreement, and the transactions contemplated thereby, and (iii) recommends that the Company’s stockholders accept the Offer and tender their shares pursuant to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 5, 2004 (the “Merger Agreement”), by and among Gulfside, the Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser, and further provides that, after the consummation of the Offer, the Company will be merged with and into the Purchaser (the “Merger”) following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Purchaser will continue as the surviving corporation, wholly owned by Gulfside, and the separate corporate existence of the Company will cease.

In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose certificates for such Shares are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 13, 2004, UNLESS THE OFFER IS EXTENDED.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Gulfside Supply, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF GULFSIDE, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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